FORM 4                                                    OMB APPROVAL
                                                --------------------------------
                                                OMB Number             3235-0287
                                                Expires:      September 30, 1998
                                                Estimated average burden
                                                hours per response...........0.5
                                                --------------------------------


                     U.S. SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[_] CHECK BOX IF NO LONGER SUBJECT TO SECTION 16. FORM 4 OR FORM 5 OBLIGATIONS MAY CONTINUE. SEE INSTRUCTION 1(B).
     (Print or Type Responses)
--------------------------------------------------------------------------------
1. Name and Address of Reporting Person*

   Miller, III                       Lloyd                  I
--------------------------------------------------------------------------------
   (Last)                           (First)             (Middle)

   4550 Gordon Drive
--------------------------------------------------------------------------------
                                    (Street)

   Naples                             FL                 34102
--------------------------------------------------------------------------------
   (City)                           (State)              (Zip)


--------------------------------------------------------------------------------
2.   Issuer Name and Ticker or Trading Symbol

     Stamps.com - STMP
--------------------------------------------------------------------------------
3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)

     ###-##-####
--------------------------------------------------------------------------------
4.   Statement for Month/Year

     December 2001
--------------------------------------------------------------------------------
5.   If Amendment, Date of Original (Month/Year)


--------------------------------------------------------------------------------
6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [_]  Director                             [X]  10% Owner
     [_]  Officer (give title below)           [_]  Other (specify below)

--------------------------------------------------------------------------------
7.   Individual or Joint/Group Filing (Check applicable line)

     [X]  Form filed by one Reporting Person
     [_]  Form filed by more than one Reporting Person
--------------------------------------------------------------------------------


================================================================================
           TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF,
                             OR BENEFICIALLY OWNED
================================================================================

                                                                                                       6.
                                                       4.                               5.             Owner-
                                                       Securities Acquired (A) or       Amount of      ship
                                         3.            Disposed of (D)                  Securities     Form:     7.
                                         Transaction   (Instr. 3, 4 and 5)              Beneficially   Direct    Nature of
                           2.            Code          -------------------------------  Owned at End   (D) or    Indirect
1.                         Transaction   (Instr. 8)                    (A)              of Month       Indirect  Beneficial
Title of Security          Date          ------------      Amount      or     Price     (Instr. 3      (I)       Ownership
(Instr. 3)                 (mm/dd/yy)     Code     V                   (D)              and 4)         (Instr.4) (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------------------------------------------
Common Stock               12/3/01         P               26,000       A     $3.048500                 I        By Milfam II, L.P.
------------------------------------------------------------------------------------------------------------------------------------
Common Stock               12/3/01         P                3,200       A     $3.055310                 I        By Milfam II, L.P.
------------------------------------------------------------------------------------------------------------------------------------
Common Stock               12/4/01         P              110,000       A        $3.040  2,992,461(1)   I        By Milfam II, L.P.
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                                                                             1,420,588(1)   I        By Lloyd I. Miller,
                                                                                                                 III, Trust A-4
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                                                                                84,000      D

------------------------------------------------------------------------------------------------------------------------------------
Common Stock                                                                             1,228,600(1)   I        By Lloyd I. Miller,
                                                                                                                 III, MIL GRAT I(A)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                                                                                 2,000(1)   I        By Lloyd I. Miller,
                                                                                                                 III,custodian under
                                                                                                                 Florida UGMA for
                                                                                                                 Tyler Dulmage
------------------------------------------------------------------------------------------------------------------------------------

1. Name and Address of Reporting Person:
   Miller, III   Lloyd   I.

2. Issuer Name and Ticker or Trading Symbol:
   Stamps.com -- STMP

3. Statement for Month/Year:
   December, 2001

================================================================================
           TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF,
                       OR BENEFICIALLY OWNED (CONTINUED)
================================================================================

                                                                                                       6.
                                                       4.                               5.             Owner-
                                                       Securities Acquired (A) or       Amount of      ship
                                         3.            Disposed of (D)                  Securities     Form:     7.
                                         Transaction   (Instr. 3, 4 and 5)              Beneficially   Direct    Nature of
                           2.            Code          -------------------------------  Owned at End   (D) or    Indirect
1.                         Transaction   (Instr. 8)                    (A)              of Month       Indirect  Beneficial
Title of Security          Date          ------------      Amount      or     Price     (Instr. 3      (I)       Ownership
(Instr. 3)                 (mm/dd/yy)     Code     V                   (D)              and 4)         (Instr.4) (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------

Common Stock                                                                             2,000(1)       I        By Lloyd I. Miller,
                                                                                                                 III, custodian
                                                                                                                 under Florida UGMA
                                                                                                                 for Wylie Dulmage
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                                                                             1,000(1)       I        By Wife
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                                                                             2,000(1)       I        By Lloyd I. Miller,
                                                                                                                 III, custodian
                                                                                                                 under Florida UGMA
                                                                                                                 for Lloyd I.
                                                                                                                 Miller, IV
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                                                                             2,000(1)       I        By Lloyd I. Miller,
                                                                                                                 III, custodian
                                                                                                                 under Florida UGMA
                                                                                                                 for Alexandra B.
                                                                                                                 Miller
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                                                                             1,000(1)       I        By Lloyd I. Miller,
                                                                                                                 III, Trustee GST
                                                                                                                 f/b/o Kimberly I.
                                                                                                                 Miller
====================================================================================================================================

TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
         (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
================================================================================

                                                                                                                    10.
                                                                                                          9.        Owner-
                                                                                                          Number    ship
                                                                                                          of        Form
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    or                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-             4.       Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Code     of(D)         (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     (Instr.  (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  8)       4 and 5)      Date     Expira-            Number  ity      Month     (I)      ship
Security            Secur-   Day/     ------   ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    Code V    (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
------------------------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================

Explanation of Responses:

(1) The reporting person disclaims beneficial ownership of these securities except to the extent of his pecuniary interest therein. This filing shall not be deemed an admission that the reporting person is, for purposes of Section 16 of the Act or otherwise, the beneficial owner of any equity securities covered by this filing.

** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations.  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.



           Lloyd I. Miller, III                                   1/4/02
---------------------------------------------            -----------------------
      **Signature of Reporting Person                             Date